Exhibit 10.34

Amendment to Management compensation AGREEMENT

This Amendment (“Amendment”) is effective as of August 30, 2016 (the “Effective Date”) and intended to amend that certain Management Compensation Agreement dated as of January 12, 2015 (the “Agreement”), between Fred’s, Inc., a Tennessee corporation (the “Company”), and Michael Bloom (“Executive”).

WITNESSETH:

WHEREAS, Company’s Chief Executive Officer has officially announced his retirement from this position;

WHEREAS, Executive has been promoted from President and Chief Operating Officer to Chief Executive Officer;

WHEREAS, Company and Executive now wish to amend certain provision of the Agreement

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agrees that the Agreement shall be amended as follows:

1.	Section 1 of the Agreement is deleted in its entirety and replaced with the following:

Company hereby agrees to employ Executive to serve as its “Chief Executive Officer” for a term of three (3) years commencing from and forth after August 30, 2016. At the end of the Initial term and at the end of each successive Additional Term (defined below), the term of this Agreement shall be automatically extended annually for an additional one (1) year term unless either party provides six (6) months’ notice to the other party prior to the end of the term (each as an “Additional Term”).

2.	Section 2 of the Agreement is deleted in its entirety and replaced with the following:

Executive agrees to serve as Company’s “Chief Executive Officer” during the term of this Agreement. As such, Executive shall have and agrees to assume primary responsibility for the duties of the Chief Executive Officer reporting to the Chairman of the Board and the entire Board of the company and such other duties assigned by the Chairman. In the performance of such duties, Executive agrees to make available to Company his professional and managerial knowledge and skill and such portion of his time as may be required for the proper fulfillment of his duties. In addition, during the term of this Agreement, Executive agrees to serve as Company’s Chief Executive Officer and in such other offices and capacities to which he may be appointed or elected by the Board of Directors of Company Consistent with this Agreement.

3.	Section 3(e)(ii) of the Agreement is deleted in its entirety and replaced with the following:

Company hereby agrees to pay the total amount of Executive’s annual health insurance coverage, to include all premiums and co-pays, or other amounts normally paid by employees, associated with the coverage of Executive and Executive’s spouse while they are participating in the Company’s healthcare plans. Company shall only issue said payments when coverage is provided under Company’s existing health insurance plans.

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All other terms of the Agreement shall remain in effect and unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by one of its duly authorized officers, and Executive has manually signed his name hereto, all as of the Effective Date first above written.

FRED’S, INC.

By:	/s/ Tom Tashjian

Name:	Tom Tashjian

Title:	Chairman - Board of Directors

EXECUTIVE

/s/ Michael Bloom

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